Exhibit 10.1

Execution Version

9398971

Term Loan Agreement

by and between

OMX Timber Finance Investments I, LLC,
as the Borrower,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION
as Lender

Dated as of September 27, 2019

TABLE OF CONTENTS

Page

ARTICLE I. DEFINITIONS	1
Section 1.01.	Definitions1
Section 1.02.	Rules of Construction9
Section 1.03.	LIBOR Replacement9
ARTICLE II. THE Term Loan	12
Section 2.01.	Term Loan12
Section 2.02.	Conditions Precedent to the Closing Date12
Section 2.03.	Conditions Precedent to the Effective Date14
ARTICLE III. COVENANTS	16
Section 3.01.	Maintenance of Borrower’s Office, Notice of Name Change16
Section 3.02.	Existence; Separate Legal Existence17
Section 3.03.	Payment of Principal, Interest, and other Obligations17
Section 3.04.	Protection of Collateral17
Section 3.05.	Payment of Taxes and Claims18
Section 3.06.	Performance of Obligations18
Section 3.07.	Negative Covenants18
Section 3.08.	Compliance with Laws19
Section 3.09.	Recording of Assignments19
Section 3.10.	Investment Company Act19
Section 3.11.	Borrower Consolidation and Disposition19
Section 3.12.	No Other Business19
Section 3.13.	No Borrowing20
Section 3.14.	Use of Term Loan Proceeds20
Section 3.15.	Guarantees, Loans, Advances and Other Liabilities20
Section 3.16.	Capital Expenditures20
Section 3.17.	Representations and Warranties of the Borrower20
Section 3.18.	Restricted Payments24
Section 3.19.	Notices24
Section 3.20.	Further Instruments and Acts25
Section 3.21.	OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws25
ARTICLE IV. PAYMENTS ON THE TERM LOAN	25
Section 4.01.	Payment of Principal and Interest; Default Rate25
Section 4.02.	Tax Treatment26
ARTICLE V. EVENTS OF DEFAULT AND REMEDIES	26
Section 5.01.	Events of Default26
Section 5.02.	Acceleration of Maturity28
Section 5.03.	Collection of Indebtedness and Suits for Enforcement by Lender28
Section 5.04.	Remedies28
Section 5.05.	[Reserved]29
Section 5.06.	The Guaranty29
Section 5.07.	Unconditional Rights of Lender To Receive Principal and Interest29
Section 5.08.	Restoration of Rights and Remedies29
Section 5.09.	Rights and Remedies Cumulative30
Section 5.10.	Delay or Omission Not a Waiver30
Section 5.11.	Waiver of Past Defaults30

TABLE OF CONTENTS

(continued)

Page

Section 5.12.	Waiver of Stay or Extension Laws30
Section 5.13.	Sale of Collateral30
Section 5.14.	Action on Term Loan31
Section 5.15.	Performance and Enforcement of Certain Obligations31
ARTICLE VI. DUTIES AND RIGHTS OF LENDER	31
Section 6.01.	Duties of Lender31
Section 6.02.	Rights of Lender32
Section 6.03.	Lender’s Disclaimer33
Section 6.04.	Interest Rate Limitation33
Section 6.05.	Indemnity33
Section 6.06.	Successors and Assigns34
ARTICLE VII. TAXES, YIELD PROTECTION AND ILLEGALITY	34
Section 7.01.	Taxes34
Section 7.02.	Illegality36
Section 7.03.	Inability to Determine Rates36
Section 7.04.	Increased Costs; Reserves on LIBOR Rate Loans36
Section 7.05.	Survival37
ARTICLE VIII. Collections and application of funds	37
Section 8.01.	Collection of Money37
Section 8.02.	Application of Funds38
ARTICLE IX. MISCELLANEOUS	38
Section 9.01.	[Reserved]38
Section 9.02.	Form of Documents Delivered to Lender38
Section 9.03.	Amendments39
Section 9.04.	Notices, etc., to Lender and Others39
Section 9.05.	No Waiver; Cumulative Remedies39
Section 9.06.	Survival40
Section 9.07.	Effect of Headings40
Section 9.08.	Successors and Assigns40
Section 9.09.	Severability41
Section 9.10.	Third Party Beneficiaries42
Section 9.11.	Legal Holidays42
Section 9.12.	GOVERNING LAW42
Section 9.13.	Counterparts42
Section 9.14.	Borrower Obligation42
Section 9.15.	No Petition43
Section 9.16.	Inspection; Confidentiality43
Section 9.17.	No Advisory of Fiduciary Responsibility43
Section 9.18.	US Patriot Act Notice44
Section 9.19.	Foreign Asset Control Regulations44
Section 9.20.	Time of the Essence44
Section 9.21.	Additional Waivers44
Section 9.22.	Press Release45

-ii-

Schedules

3.17(a)Borrower Information

3.17(k)Insurance

TERM LOAN AGREEMENT

THIS TERM LOAN AGREEMENT, dated as of September 27, 2019 (as amended, modified, restated, supplemented or waived from time to time, the “Agreement”), is by and between OMX TIMBER FINANCE INVESTMENTS I, LLC, a Delaware limited liability company, as the borrower (together with its successors and assigns in such capacity, the “Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as the lender (together with its successors and assigns, in such capacity, the “Lender”).

The Borrower has requested that the Lender provide a term loan facility, and the Lender has indicated its willingness to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.
DEFINITIONS

Section 1.01.Definitions.

Certain defined terms used throughout this Agreement are defined above or in this Section 1.01.

“Affiliate” of any specified Person means any other Person controlling or controlled by, or under common control with, such specified Person. For the purposes of this definition, “control” (including the terms “controlling”, “controlled by” and “under common control with”) when used with respect to any specified Person means the possession, direct or indirect, of the power to vote 20% or more of the voting securities of such Person or to direct or cause the direction of the management and policies of such Person whether through the ownership of voting securities, by contract or otherwise. The Lender may conclusively presume that a Person is not an Affiliate of another Person unless an Authorized Officer of the Lender has actual knowledge to the contrary.

“Aggregate Outstanding Principal Balance” means, as of any date of determination, the sum of the outstanding principal balance of the Term Loan outstanding on such date.

“Alternative Interest Rate” means the rate of interest payable with respect to the Term Loan, which shall be equal to Base Rate plus one and three quarters percent (1.750%) per annum.

“Anti-Corruption Laws” means the FCPA, as amended, and all other applicable laws and regulations or ordinances concerning or relating to bribery or corruption in any jurisdiction in which Borrower or any of its Affiliates is located or is doing business.

“Anti-Money Laundering Laws” means the applicable laws or regulations in any jurisdiction in which Borrower or any of its Affiliates is located or is doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

“Authorized Officer” means, (i) with respect to any Person, any person who is authorized to act for such Person in matters relating to the Transaction Documents and whose action is binding upon such Person, (ii) with respect to the Borrower, any member, manager or officer who is authorized to act for the Borrower, and (iii) with respect to the Lender, the Chairman or Vice President of the Board of Directors or Trustees, the Chairman or Vice Chairman of the Executive or Standing Committee of the Board of Directors

or Trustees, the President, the Chairman of the Committee on Trust Matters, any vice president, any assistant vice president, the Secretary, any assistant secretary, the Treasurer, any assistant treasurer, the Cashier, any assistant cashier, any trust officer, the Controller and any assistant controller or any other officer of the Lender customarily performing functions similar to those performed by any of the above designated officers and also, with respect to a particular matter, any other officer to whom such matter is referred because of such officer’s knowledge of and familiarity with particular subject.

“Base Rate” means, for any day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus ½%, (b) LIBOR (which rate shall be calculated based upon a one month period and shall be determined on a daily basis), plus one percentage point, and (c) the rate of interest announced, from time to time, within Wells Fargo Bank, National Association at its principal office in San Francisco as its “prime rate”, with the understanding that the “prime rate” is one of Wells Fargo Bank, National Association’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo Bank, National Association may designate (and, if any such announced rate is below zero, then the rate determined pursuant to this clause (c) shall be deemed to be zero).

“Borrower Documents” has the meaning given to such term in Section 3.17.

“Business Day” means any day other than (a) a Saturday or Sunday, or (b) a day on which banking institutions in New York, New York are authorized or obligated, by law or executive order, to be closed.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any governmental authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any governmental authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which:

(a)Office Max Incorporated ceases to own and control legally and beneficially (free and clear of all Liens), either directly or indirectly, equity securities in the Borrower representing 100% of the combined voting power of all of equity interests entitled to vote for members of the board of directors or equivalent governing body of both Member and Borrower on a fully-diluted basis; or

(b)any “change in control” or “sale” or “disposition” or similar event as defined in any Organization Document of Borrower.

“Closing Date” means the date that the conditions precedent in Section 2.02 have been satisfied.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor legislation thereto.

“Collateral” has the meaning given to such term in the Security Agreement.

“Connection Income Tax” means any Other Connection Tax that is imposed on or measured by net income (however denominated) or that is a franchise Tax or a branch profits Tax.

“Contribution Agreement” means the Contribution Agreement dated as of December 21, 2004, between the Member and the Borrower.

“Credit Party Expenses” means, without limitation, all reasonable and documented out-of-pocket expenses incurred by the Lender in connection with this Agreement and the other Transaction Documents, including without limitation (a) the reasonable and documented fees, expenses, charges and disbursements: (i) of one counsel for the Lender, (ii) for photocopying, notarization, couriers and messengers, telecommunication, public record searches, filing fees, recording fees and publication, (iii) for the Lender’s customary fees and charges imposed or incurred in connection with any background checks or OFAC/PEP searches related to Borrower or its Affiliates, as necessary, and (iv) incurred during any workout, restructuring or negotiations in respect of the Obligations, (b) in connection with (i) the preparation, negotiation, administration, management, execution and delivery of this Agreement and the other Transaction Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) the enforcement or protection of their rights in connection with this Agreement or the  Transaction Documents or efforts to preserve, protect, collect, or enforce the Collateral (including, without limitation, in connection with, during the continuation of an Event of Default, gaining possession of, maintaining, handling, preserving, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated), or (iii) any workout, restructuring or negotiations in respect of any Obligations, (c) all customary fees and charges (as adjusted from time to time) of the Lender with respect to the disbursement of funds (or the receipt of funds) to or for the account of Borrower (whether by wire transfer or otherwise), together with any out-of-pocket costs and expenses incurred in connection therewith, and (d) customary charges imposed or incurred by the Lender resulting from the dishonor of checks payable by or to Borrower.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any occurrence that is, or with notice or the lapse of time or both would become, an Event of Default.

“Effective Date” means October 31, 2019.

“Eligible Assignee” means (a) a bank, insurance company, or company engaged in the business of making commercial loans, (b) any other Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (i) Lender, (ii) an Affiliate of Lender, (iii) an entity or an Affiliate of an entity that administers or manages Lender or (iv) the same investment advisor or an advisor under common control with Lender, Affiliate or advisor, as applicable, (c) any Person to whom Lender assigns its rights and obligations under this Agreement as part of an assignment and transfer of Lender’s rights in and to a material portion of Lender’s portfolio of asset based credit facilities, and (d) any other Person (other than a natural person), unless a Default or an Event of Default has occurred and is continuing, approved by the Borrower (each such approval not to be unreasonably withheld or delayed and shall be deemed given if the Borrower has not responded to a request for such consent within ten (10) Business Days).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor legislation thereto and the regulations promulgated and the rulings issued thereunder.

“Event of Default” has the meaning given to such term in Section 5.01.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to Lender or required to be withheld or deducted from a payment to Lender, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of Lender being organized under the laws of, or having its principal office or applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of Lender with respect to an applicable interest in the Term Loan pursuant to a law in effect on the date on which Lender acquires such interest in the Term Loan or such Lender changes its lending office, except in each case to the extent that amounts with respect to such Taxes were payable either to Lender’s assignor immediately before Lender became a party hereto or to Lender immediately before it changes its lending office, (c) Taxes attributable to Lender’s failure to comply with Section 7.01(e) and (d) any withholding Taxes imposed under FATCA.

“Existing Debt” means that certain Indenture dated as of December 21, 2004, entered into between Borrower, as issuer, and Wells Fargo Trust Company, National Association (f/k/a Wells Fargo Bank, Northwest, N.A.), as indenture trustee, and those certain notes issued in connection therewith, as amended and in effect on the Closing Date.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and (a) any current or future regulations or official interpretations thereof, (b) any agreements entered into pursuant to Section 1471(b)(1) of the Code, and (c) any intergovernmental agreement entered into by the United States (or any fiscal or regulatory legislation, rules, or practices adopted pursuant to any such intergovernmental agreement entered into in connection therewith).

“Fee Letter” means that certain Fee Letter between the Borrower and Lender, as of the Closing Date, as amended and in effect from time to time.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Lender from three Federal funds brokers of recognized standing selected by it (and, if any such rate is below zero, then the rate determined pursuant to this definition shall be deemed to be zero).

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Governmental Authority” means, with respect to any Person, any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over such Person.

“Grant” means to mortgage, pledge, sell, bargain, warrant, alienate, remise, release, convey, assign, transfer, create, and grant a lien upon and a security interest in and right of set off against, deposit, set over and confirm pursuant to the Security Agreement. A Grant of Collateral or of any other agreement or instrument shall include all rights, powers and options (but none of the obligations) of the granting party thereunder, including the immediate and continuing right to claim for, collect, receive and give receipt for principal and interest payments in respect of such collateral or other agreement or instrument and all other moneys payable thereunder, to give and receive notices and other communications, to make waivers or other agreements, to exercise all rights and options, to bring proceedings in the name of the granting party or otherwise, and generally to do and receive anything that the granting party is or may be entitled to do or receive thereunder or with respect thereto.

“Guarantor” means Wells Fargo & Company (as successor by merger to Wachovia Corporation, a North Carolina corporation).

“Guaranty” means the Guaranty executed as of October 29, 2004, by Guarantor for the benefit of Borrower, as successor-in-interest to OfficeMax Southern Company (formerly known as Boise Southern Company) and OfficeMax Incorporated (formerly known as Boise Cascade Corporation).

“Lender” has the meaning given to such term in the Preamble.

“Lender’s Office” means Wells Fargo Bank, National Association, One Boston Place, 18th Floor, Boston, MA 02108, Attention: Lauren Murphy, or at such other address as the Lender may designate from time to time.

“Independent” means, when used with respect to any specified Person, the Person (a) is in fact independent of the Borrower, any other obligor on the Term Loan, the Lender and any Affiliate of any of the foregoing Persons, (b) does not have any direct financial interest or any material indirect financial interest in the Borrower, any such other obligor, the Lender or any Affiliate of any of the foregoing Persons and (c) is not connected with the Borrower, any such other obligor, the Lender or any Affiliate of any of the foregoing Persons as an officer, employee, trustee, partner, director or person performing similar functions.

“Indemnified Taxes” means (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Borrower Document and (ii) to the extent not otherwise described in (i), Other Taxes.

“Installment Notes” means, collectively, (i) the Installment Note in the principal amount of $559,500,000 dated as of October 29, 2004, by Boise Land & Timber, L.L.C. for the benefit of Borrower, as successor-in-interest to Boise Cascade Corporation, and (ii) the Installment Note in the principal amount of $258,000,000, dated as of October 29, 2004, by Boise Land & Timber, L.L.C. for the benefit of Borrower, as successor-in-interest to Boise Southern Company.

“Interest Rate” means the rate of interest payable with respect to the Term Loan, which shall be equal to LIBOR plus 0.750% per annum.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“LIBOR” means, for any three (3) month period, the rate (expressed as a percentage per annum and rounded upward, if necessary, to the next nearest one hundredth of one percent (0.01%)) for a three (3) month period as published by ICE Benchmark Administration Limited (or any successor page or other commercially available source as the Lender may designate from time to time) as of 11:00 a.m., London time, as of two (2) Business Days prior to the first (1st) day of such calendar month (and, if any such published rate is below zero, then the rate shall be deemed to be zero). Each determination of LIBOR shall be made by the Lender and shall be conclusive in the absence of manifest error. For the sake of clarity, the three (3) month LIBOR period shall begin on the Effective Date and shall run through the Maturity Date.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever, including, without limitation, any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing (including any UCC financing statement or any similar instrument filed against a Person’s assets or properties).

“Limited Liability Company Agreement” means the Limited Liability Company Agreement of the Borrower, dated as of December 21, 2004 but effective as of November 24, 2004, between the Member and managers of the Borrower, as such agreement may be amended, modified, waived, supplemented or restated from time to time.

“Margin Stock” is as defined in Regulation U of the FRB as in effect from time to time.

“Material Adverse Effect” means a material adverse effect on the business, assets or financial condition of the Borrower or the transactions contemplated by the Borrower Documents or any of the other Transaction Documents to which the Borrower is a party (which, for avoidance of doubt, would include any dispute, litigation, investigation, or proceeding which is reasonably likely to (i) have an adverse impact of at least $10,000,000 on the value of the Collateral or (ii) impair the Lender’s security interest in the Collateral).

“Maturity Date” means January 29, 2020.

“Member” means OMX Timber Finance Holdings I, LLC, a Delaware limited liability company.

“Obligations” means all advances to, and debts (including principal, interest, fees, costs, and expenses), liabilities, obligations, covenants, indemnities, and duties of, Borrower arising under any Transaction Document or otherwise with respect to the Term Loan (including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral therefor), whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees, costs, expenses and indemnities that accrue after the commencement by or against Borrower of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, fees, costs, expenses and indemnities are allowed claims in such proceeding.

“Officer’s Certificate” means a certificate delivered to the Lender signed by an Authorized Officer of the Borrower, as required by this Agreement or any other Transaction Document.

“Opinion of Counsel” means a written opinion of counsel, who may be outside counsel or internal counsel, for the Borrower, from King & Spalding LLP, or other counsel reasonably acceptable to the Lender, as the case may be.

“Organization Documents” means, the certificate or articles of formation or organization and operating agreement.

“Other Connection Taxes” means Taxes imposed as a result of a present or former connection between Lender and the jurisdiction imposing such Tax (other than connections arising from Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Borrower Document, or sold or assigned an interest in the Term Loan).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Transaction Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Participant” has the meaning given to such term in Section 9.01(b).

“Payment Direction Letters” means those letters dated as of the Effective Date, from Borrower to (i) the makers of each Installment Note directing that payment under such Installment Notes be made directly to the Lender, and (ii) to the Guarantor of the Installment Notes directing that payment under such Guaranty be made directly to Lender, which letters, in all cases, shall be acknowledged by the “Indenture Trustee” (as such term is defined in the Existing Debt).

“Permitted Liens” means, with respect to the Borrower or any portion of the Collateral, (a) Liens in favor of the Lender created pursuant to this Agreement or the Security Agreement, (b) solely for the period from the Closing Date through the Effective Date (but not thereafter), Liens granted prior to the Closing Date in favor of the “Indenture Trustee” (as defined in the Existing Debt) for the benefit of the Holders of the Notes (each as defined in the Existing Debt) under the Existing Debt, (c) Liens arising by operation of law in the ordinary course of business for sums not due or sums that are being contested in good faith, and (d) Liens for state, municipal and other local taxes if such taxes shall not at the time be due and payable or if the Borrower shall currently be contesting the validity thereof in good faith by appropriate proceedings; provided, however, that Liens shall only be permitted under clauses (c) and (d) hereunder in an aggregate amount not to exceed $10,000,000 for all such matters.

“Person” means any individual, corporation, estate, partnership, business or statutory trust, limited liability company, sole proprietorship, joint venture, association, joint stock company, trust (including any beneficiary thereof), unincorporated organization or government or any agency or political subdivision thereof or other entity.

“Proceeding” means any suit in equity, action at law or other judicial or administrative proceeding.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Requirements of Law” for any Person means any law, treaty, rule or regulation, or order or determination of an arbitrator or Governmental Authority, in each case applicable to or binding upon such Person or to which such Person is subject, whether Federal, state or local (including, without limitation, usury laws).

“Sale” has the meaning given to such term in Section 5.13.

“Sanctioned Entity” means (a) a country or territory or a government of a country or territory, (b) an agency of the government of a country or territory, (c) an organization directly or indirectly controlled by a country or territory or its government, or (d) a Person resident in or determined to be resident in a country or territory, in each case of clauses (a) through (d) that is a target of Sanctions, including a target of any country or territory sanctions program administered and enforced by OFAC.

“Sanctioned Person” means, at any time (a) any Person named on the list of Specially Designated Nationals and Blocked Persons maintained by OFAC, OFAC’s consolidated Non-SDN list or any other Sanctions-related list maintained by any Governmental Authority, (b) a Person or legal entity that is a target of Sanctions, (c) any Person operating, organized or resident in a Sanctioned Entity, or (d) any Person directly or indirectly owned or controlled (individually or in the aggregate) by or acting on behalf of any such Person or Persons described in clauses (a) through (c) above.

“Sanctions” means individually and collectively, respectively, any and all economic sanctions, trade sanctions, financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes anti-terrorism laws and other sanctions laws, regulations or embargoes, including those imposed, administered or enforced from time to time by:  (a) the United States of America, including those administered by OFAC, the U.S. Department of State, the U.S. Department of Commerce, or through any existing or future executive order, (b) the United Nations Security Council, (c) the European Union or any European Union member state, (d) Her Majesty’s Treasury of the United Kingdom, or (d) any other Governmental Authority with jurisdiction over Lender, Borrower or any of their respective Affiliates.

“Security Agreement” means that certain Security Agreement entered into as of the Closing Date between Borrower and Lender, as amended and in effect from time to time.

“Solvent” and “Solvency” means, with respect to any Person as of any date of determination, that on such date (a) at fair valuations (on a going concern basis), the sum of such Person’s debts (including contingent liabilities) is less than all of such Person’s assets, (b) such Person is not engaged or about to engage in a business or transaction for which the remaining assets of such Person are unreasonably small in relation to the business or transaction or for which the property remaining with such Person is an unreasonably small capital, and (c) such Person has not incurred and does not intend to incur, or reasonably believe that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise), and (d) such Person is “solvent” or not “insolvent”, as applicable within the meaning given those terms and similar terms under applicable laws relating to fraudulent transfers and conveyances.  For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” has the meaning given to such term in Section 2.01.

“Term Loan Commitment” means, as of the Closing Date, $735,000,000.

“Term Note” has the meaning given to such term in Section 2.02(a)(ii).

“Transaction Documents” means this Agreement, the Security Agreement, the Installment Notes, the Guaranty, the Payment Direction Letters and any documents or agreements executed in connection with the forgoing, as the forgoing documents and agreements are amended, modified, restated, replaced, substituted, waived, supplemented or extended from time to time.

“UCC” means the Uniform Commercial Code, as amended from time to time, as in effect in any specified jurisdiction.

“U.S. Person” means a Person who is a “United States person” under Section 7701(a)(30) of the Code.

“US PATRIOT Act” means the United States Uniting and Strengthening America By Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, signed into law on and effective as of October 26, 2001, which, among other things, requires that financial institutions, a term that includes banks, broker-dealers and investment companies, establish and maintain compliance programs to guard against money laundering activities.

Section 1.02.Rules of Construction.

(a)Unless the context otherwise requires:

(i)a term has the meaning given to it;

(ii)an accounting term not otherwise defined has the meaning given to it in accordance with generally accepted accounting principles;

(iii)“or” is not exclusive;

(iv)“including” means including without limitation;

(v)words in the singular include the plural and words in the plural include the singular;

(vi)any pronouns shall be deemed to cover all genders; and

(vii)any agreement, instrument or statute defined or referred to herein or in any instrument or certificate delivered in connection herewith means such agreement, instrument or statute as from time to time amended, modified, waived or supplemented and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein; references to a Person are also to its permitted successors and assigns.

(b)Any reference herein or in any other Transaction Document to the satisfaction, repayment, or payment in full of the Obligations shall mean (i) the repayment in Dollars in full in cash or immediately available funds (or, in the case of any contingent Obligation, excluding unasserted contingent indemnification obligations, providing cash collateralization) or other collateral as may be requested by the Lender of all of the Obligations other than unasserted contingent indemnification Obligations, and (ii) the termination the Borrower Documents.

Section 1.03.LIBOR Replacement.

(a)Benchmark Replacement.Notwithstanding anything to the contrary herein or in any other Transaction Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Lender and Borrower may amend this Agreement to replace LIBOR with a Benchmark Replacement.  Any such amendment with respect to a Benchmark Transition Event will become effective upon execution thereof.  No replacement of LIBOR with a Benchmark Replacement pursuant to this Section titled “Effect of Benchmark Transition Event” will occur prior to the applicable Benchmark Transition Start Date.

(b)Benchmark Replacement Conforming Changes.  In connection with the implementation of a Benchmark Replacement, the Lender will have the right to make Benchmark Replacement Conforming

Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(c)Notices; Standards for Decisions and Determinations.  The Lender will promptly notify the Borrower of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, and (iv) the commencement or conclusion of any Benchmark Unavailability Period.  Any determination, decision or election that may be made by the Lender pursuant to this Section titled “Effect of Benchmark Transition Event,” including any determination with respect to a tenor, rate or adjustment or of the occurrence or nonoccurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section titled “Effect of Benchmark Transition Event.”

(d)Benchmark Unavailability Period.  Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Term Loan and all other outstanding Obligations shall accrue interest based on the Alternative Interest Rate.  During any Benchmark Unavailability Period, the component of Base Rate based upon LIBOR will not be used in any determination of LIBOR Rate.

(e)Certain Defined Terms.  As used in this Section titled “LIBOR Replacement”:

(i)“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate (which may include Term SOFR) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to LIBOR for U.S. dollar-denominated syndicated credit facilities and (b) LIBOR Replacement Adjustment; provided that, if LIBOR Replacement as so determined would be less than zero, LIBOR Replacement will be deemed to be zero for the purposes of this Agreement.

(ii)“Benchmark Replacement Adjustment” means, with respect to any replacement of LIBOR with an Unadjusted Benchmark Replacement for each applicable interest period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR with the applicable Unadjusted Benchmark Replacement for U.S. dollar denominated syndicated credit facilities at such time.

(iii)“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Lender decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Lender in a manner substantially consistent with market practice (or, if the Lender decides that adoption of any portion of such market practice is not administratively feasible or if the Lender determines that no market practice for the administration of LIBOR Replacement exists, in such other manner of administration as the Lender decides is reasonably necessary in connection with the administration of this Agreement.

(iv)“Benchmark Replacement Date” means the earlier to occur of the following events with respect to LIBOR: (1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of LIBOR permanently or indefinitely ceases to provide LIBOR; (2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

(v)“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to LIBOR: (1) a public statement or publication of information by or on behalf of the administrator of LIBOR announcing that such administrator has ceased or will cease to provide LIBOR, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBOR; (2) a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR, the central bank for the currency of LIBOR, an insolvency official with jurisdiction over the administrator for LIBOR, a resolution authority with jurisdiction over the administrator for LIBOR or a court or an entity with similar insolvency or resolution authority over the administrator for LIBOR, which states that the administrator of LIBOR has ceased or will cease to provide LIBOR permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBOR; or (3) a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR announcing that LIBOR is no longer representative.

(vi)“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Lender by notice to the Borrower.

(vii)“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to LIBOR and solely to the extent that LIBOR has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced LIBOR for all purposes hereunder or under any Transaction Document in accordance with the Section titled “Effect of Benchmark Transition Event” and (y) ending at the time that a Benchmark Replacement has replaced LIBOR for all purposes hereunder or under any Transaction Document in accordance with the Section titled “Effect of Benchmark Transition Event.

(viii)“Early Opt-in Election” means the occurrence of: (1) aa determination by Lender (with a copy to the Borrower) that the Lender has determined that U.S. dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in this Section titled “Effect of Benchmark Transition Event”, are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace LIBOR, and (2) the election by the Lender to declare that an Early Opt-in Election has occurred and the provision by the Lender of a written notice of such election to the Borrower.

(ix)“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

(x)“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

(xi)“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.

(xii)“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

(xiii)“Unadjusted Benchmark Replacement” means LIBOR Replacement excluding LIBOR Replacement Adjustment.

ARTICLE II.
THE Term Loan

Section 2.01.Term Loan.

(a)Subject to the terms and conditions set forth herein, the Lender agrees to make a loan to the Borrower on the Effective Date in a principal amount equal to the Term Loan Commitment (the “Term Loan”). The Lender shall make the Term Loan available to the Borrower on the Effective Day promptly upon satisfaction of the conditions contained in Section 2.03 by causing the wire transfer of such funds in accordance with the disbursement letter dated as of the Effective Date and duly executed by the Borrower.

(b)Amounts repaid in respect of the Term Loan may not be reborrowed, and upon Lender’s making of such Term Loan on the Effective Date, the Term Loan Commitments shall automatically be terminated; provided, however, if any or all of the Term Loan Commitments remain outstanding on November 6, 2019, all such commitments shall automatically be terminated on such date.

Section 2.02.Conditions Precedent to the Closing Date.

The closing of this Agreement is subject to the satisfaction of the following conditions precedent (which, in all cases, shall be in form and substance reasonably acceptable to Lender):

(a)The Lender’s receipt of the following, each of which shall be originals, telecopies or other electronic image scan transmission (e.g., “pdf” or “tif ” via e-mail) (followed promptly by originals) unless otherwise specified, each properly executed by an Authorized Officer of the Borrower, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Lender:

(i)executed counterparts of this Agreement sufficient in number for distribution to the Lender and the Borrower;

(ii)a promissory note executed by the Borrower in favor of the Lender if so requested by Lender (the “Term Note”);

(iii)such certificates of resolutions or other action, incumbency certificates and/or other certificates of Authorized Officers of the Borrower as Lender may require evidencing (A) the authority of Borrower to enter into this Agreement and the other Borrower Documents and (B) the identity, authority and capacity of each Authorized Officer thereof authorized to act as an Authorized Officer in connection with this Agreement and the other Borrower Documents;

(iv)copies of Borrower’s Organization Documents and such other documents and certifications as the Lender may reasonably require to evidence that the Borrower is duly organized or formed, and that Borrower is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to so qualify in such jurisdiction could not reasonably be expected to have a Material Adverse Effect;

(v)a favorable opinion of King & Spalding LLP, counsel to the Borrower, addressed to the Lender, as to such matters concerning the Borrower and the Borrower Documents as the Lender may reasonably request;

(vi)a favorable opinion of Kramer Levin Naftalis & Frankel LLP, counsel to Office Max Incorporated, addressed to the Lender, as to such matters concerning the Borrower Documents as the Lender may reasonably request;

(vii)a certificate signed by an Authorized Officer of the Borrower certifying (A) that the conditions specified in this Section 2.02 have been satisfied, (B) that there has been no event or circumstance since the filing of Office Depot, Inc.’s Form 10-Q with the Securities and Exchange Commission on August 7, 2019 that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, (C) to the Solvency of the Borrower as of the Closing Date after giving effect to the transactions contemplated hereby, and (D) either that (1) no consents, licenses or approvals are required in connection with the execution, delivery and performance by Borrower and the validity against Borrower of the Borrower Documents, or (2) that all such consents, licenses and approvals have been obtained and are in full force and effect;

(viii)evidence that all insurance required to be maintained pursuant to the Borrower Documents has been obtained and is in effect;

(ix)the Security Agreement, duly executed by the Borrower;

(x)the Fee Letter, duly executed by the Borrower;

(xi)results of searches or other evidence reasonably satisfactory to the Lender (in each case dated as of a date reasonably satisfactory to the Lender) indicating the absence of Liens on the assets of the Borrower, except for Permitted Liens and Liens for which termination statements and releases, reasonably satisfactory to the Lender, are being tendered concurrently with such extension of credit or other arrangements reasonably satisfactory to the Lender for the delivery of such termination statements and releases have been made;

(xii)all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Lender to be filed, registered or recorded to create or perfect the first priority Liens intended to be created under the Borrower Documents and all such documents and instruments shall have been so filed, registered or recorded to the satisfaction of the Lender, and

(xiii)such other assurances, certificates, documents, consents or opinions as the Lender reasonably may require.

(b)There shall not be pending any litigation or other proceeding against the Borrower.

(c)There shall not have occurred any default of any Transaction Documents.

(d)The consummation of the transactions contemplated hereby shall not violate any applicable law or any Organization Document.

(e)All fees and expenses required to be paid or reimbursed to the Lender on or before the Closing Date, to the extent invoiced at least two (2) Business Days prior to the Closing Date (or such later date as the Borrower may reasonably agree) shall have been paid in full.

(f)The Borrower shall have paid all reasonable fees, charges and disbursements of counsel to the Lender to the extent invoiced at least two (2) Business Days prior to the Closing Date (or such later date as the Borrower may reasonably agree), plus, to the extent such invoice is provided at least two (2) Business Days prior to the Closing Date, such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the Effective Date (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrowers and the Lender).

(g)The Lender shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the US Patriot Act, in each case, the results of which are satisfactory to the Lender.

(h)The representations and warranties of Borrower contained in this Agreement or in any other Borrower Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the Closing Date, except (i) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and (ii) in the case of any representation and warranty qualified by materiality, they shall be true and correct in all respects.

(i)No Default or Event of Default shall exist, or would result from making the Term Loan or from the application of the proceeds thereof.

(j)No event or circumstance which could reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect has occurred since the filing of Office Depot, Inc.’s Form 10-Q with the Securities and Exchange Commission on August 7, 2019.

Section 2.03.Conditions Precedent to the Effective Date.

The obligation of the Lender to make the Term Loan on the Effective Date in the manner specified in Section 2.01(a) is subject to satisfaction of the following conditions precedent (which, in all cases, shall be in form and substance reasonably acceptable to Lender):

(a)The Lender shall have received the following:

(i)evidence that the Borrower shall have delivered a notice of redemption to the “Indenture Trustee” (as defined in the Existing Debt) in accordance with the terms of such Existing Debt no later than October 1, 2019;

(ii)a written borrowing notice duly executed by an Authorized Officer of the Borrower not later than 1.00 p.m. (New York City time) three (3) Business Days prior to the Effective Date;

(iii)evidence that the payment of interest due under the Existing Debt on October 31, 2019 shall have been initiated on behalf of the Borrower, and such payment once received will constitute a payment in full of interest due, in compliance with the terms and conditions of the Existing Debt and the payoff letter described in clause (v) below;

(iv)a certificate signed by an Authorized Officer of the Borrower certifying (A) that the conditions specified in this Section 2.03 have been satisfied, (B) that there has been no event or circumstance since the filing of Office Depot, Inc.’s Form 10-Q with the Securities and Exchange Commission on August 7, 2019 that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, (C) to the Solvency of the Borrower as of the Effective Date after giving effect to the transactions contemplated hereby, and (D) either that (1) no consents, licenses or approvals are required in connection with the execution, delivery and performance by Borrower and the validity against Borrower of the Borrower Documents, or (2) that all such consents, licenses and approvals have been obtained and are in full force and effect, except to the extent that the failure to obtain such consents, licenses or approvals could not reasonably be expected to result, individually, or in the aggregate, in any impairment of the value of the Collateral or the Lender’s security interest therein;

(v)a payoff letter from “Indenture Trustee” (as such term is defined in the Existing Debt) under the Existing Debt or other evidence in form and substance reasonably satisfactory to the Lender evidencing that the Existing Debt has been or concurrently with the Effective Date is being paid in full, all notes issued thereunder redeemed, all obligations thereunder have been or concurrently with the Effective Date is being paid in full, all documents relating to the Existing Debt have been or concurrently with the Effective Date are being terminated, and all Liens securing obligations under the Existing Debt have been or concurrently with the Effective Date are being released.

(vi)updated Payment Direction Letters for each Installment Note and the Guaranty, duly executed by Borrower, OfficeMax Incorporated, OfficeMax Southern Company, OMX Timber Finance Holdings I, LLC and the “Indenture Trustee” (as such term is defined in the Existing Debt);

(vii)evidence that all insurance required to be maintained pursuant to the Borrower Documents has been obtained and is in effect (to reflect the renewals of policies that have occurred since the Closing Date);

(viii)results of updated searches or other evidence reasonably satisfactory to the Lender (in each case dated as of a date reasonably satisfactory to the Lender) indicating the absence of Liens on the assets of the Borrower, except for Permitted Liens and Liens for which termination statements and releases, reasonably satisfactory to the Lender, are being tendered concurrently with such extension of credit or other arrangements reasonably satisfactory to the Lender for the delivery of such termination statements and releases have been made; and

(ix)a favorable opinion of King & Spalding LLP, counsel to the Borrower, addressed to the Lender, as to such matters concerning the Borrower and the Borrower Documents as the Lender may reasonably request;

(b)There shall not be pending any litigation or other proceeding against the Borrower which could reasonably be expected to impair the value of the Collateral or the Lender’s security interest therein.

(c)There shall not have occurred any default of any Transaction Documents.

(d)The consummation of the transactions contemplated hereby on the Effective Date shall not violate any applicable law or any Organization Document.

(e)The representations and warranties of Borrower contained in this Agreement or in any other Borrower Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the Effective Date, except (i) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and (ii) in the case of any representation and warranty qualified by materiality, they shall be true and correct in all respects.

(f)The Borrower shall have paid all reasonable fees, charges and disbursements of counsel to the Lender to the extent invoiced at least two (2) Business Days prior to the Effective Date (or such later date as the Borrower may reasonably agree).

(g)No Default or Event of Default shall exist, or would result from making the Term Loan or from the application of the proceeds thereof.

(h)No event or circumstance which could reasonably be expected to result in a Material Adverse Effect, individually or in the aggregate, has occurred since the filing of Office Depot, Inc.’s Form 10-Q with the Securities and Exchange Commission on August 7, 2019.

Notwithstanding anything to the contrary contained herein, if the Effective Date has not occurred by November 6, 2019, the Term Loan Commitments shall automatically terminate as of such date, and the Lender shall have no commitment to lend or provide any further financial accommodations to the Borrower.

ARTICLE III.
COVENANTS

Section 3.01.Maintenance of Borrower’s Office, Notice of Name Change.

The Borrower will maintain an office or agency where notices and demands to or upon the Borrower in respect of the Term Loan and this Agreement may be served; as of the date hereof, such office is as follows: 6600 North Military Trail, Boca Raton, FL 33496, Attention: Office of the General Counsel. The Borrower will give prompt written notice to the Lender of any change in such office. If at any time the Borrower shall fail to maintain any such office or shall fail to furnish the Lender with the address thereof, all notices and demands may be made or served at the last office provided by Borrower.  Borrower will furnish to the Lender at least twenty (20) days’ prior written notice of any change in: (i) Borrower’s name or in any trade name used to identify it in the conduct of its business or in the ownership of its properties; (ii) Borrower’s organizational structure or jurisdiction of incorporation or formation; or (iii) Borrower’s Federal Taxpayer Identification Number or organizational identification number assigned to it by its state of organization. The Borrower agrees not to effect or permit any change referred to in the preceding sentence unless it has delivered to the Lender all documents that are required in order for the Lender to continue at all times following such change to have a valid, legal and perfected first priority security interest in all the Collateral.

Section 3.02.Existence; Separate Legal Existence.

Prior to payment in full of the Obligations:

(a)The Borrower will keep in full effect its existence, rights and franchises as a limited liability company under the laws of the State of Delaware and will obtain and preserve its qualification to do business in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, the other Transaction Documents, the Collateral and each other instrument or agreement included in the Collateral.

(b)The Borrower shall ensure that it is at all times in compliance with its Limited Liability Company Agreement (including, without limitation, Sections 7 and 9(i) thereof).

(c)The Borrower shall conduct its affairs strictly in accordance with its Organization Documents and observe all necessary, appropriate and customary statutory limited liability company formalities.

Section 3.03.Payment of Principal, Interest, and other Obligations.

The Borrower will duly and punctually pay the principal of and interest on the Term Loan in accordance with the terms of this Agreement, together with all other Obligations. The Borrower will cause all amounts owed in connection with the Installment Notes or received in connection with the Guaranty to be to be distributed directly to the Lender to pay all interest on, and principal of, the Term Loan then due and payable, together with all other Obligations.

Section 3.04.Protection of Collateral.

(a)The Borrower intends the security interest Granted pursuant to this Agreement and the Security Agreement in favor of the Lender to be prior to all other liens in respect of the Collateral, and the Borrower shall take all actions necessary to obtain and maintain, for the benefit of the Lender a first lien on and a first priority, perfected security interest in the Collateral. In connection therewith, the Borrower shall cause to be delivered into the possession of the Lender as pledgee hereunder, indorsed in blank, any “instruments” (within the meaning of the UCC), not constituting part of chattel paper, evidencing any part of the Collateral. The Lender agrees to maintain continuous possession of such Collateral as pledgee hereunder until this Agreement shall have terminated in accordance with its terms or until the Lender is otherwise authorized to release such instrument from the Collateral. The Borrower will from time to time prepare (or shall cause to be prepared), execute and deliver all such supplements and amendments hereto and all such financing statements, continuation statements, instruments of further assurance and other instruments, and will take such other action necessary or advisable to:

(i)maintain or preserve the lien and security interest (and the priority thereof) of this Agreement or carry out more effectively the purposes hereof;

(ii)perfect, publish notice of or protect the validity of any Grant made by this Agreement;

(iii)enforce any rights of the Borrower under the Collateral to the extent commercially reasonable; or

(iv)preserve and defend title to the Collateral and the rights of the Lender in such Collateral against the claims of all other Persons and parties.

(b)The Borrower designates the Lender its agent and attorney-in-fact to execute any financing statement, continuation statement or other instrument required to be executed pursuant to this Section 3.05.

Section 3.05.Payment of Taxes and Claims.

The Borrower will pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, and (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; except, in each case, where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) [reserved], (c) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation, (d) no Lien has been filed with respect thereto and (e) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

Section 3.06.Performance of Obligations.

(a)The Borrower will punctually perform and observe all of its obligations and agreements contained in this Agreement, the Transaction Documents and in the instruments and agreements included in the Collateral.

(b)The Borrower may contract with other Persons to assist it in performing its duties under this Agreement, the Transaction Documents and in the instruments and agreements included in the Collateral, and any performance of such duties by a Person identified to the Lender in an Officer’s Certificate of the Borrower shall be deemed to be action taken by the Borrower.

(c)The Borrower will not take any action or permit any action to be taken by others which would release any Person from any of such Person’s covenants or obligations under any of the documents relating to the Collateral, or which would result in the amendment, hypothecation, subordination, termination or discharge of, or impair the validity or effectiveness of, any of the documents relating to the Collateral (including, without limitation, the Installments Notes and the Guaranty).

Section 3.07.Negative Covenants.

At all times until the Obligations have been paid in full, the Borrower shall not:

(i)sell, transfer, exchange or otherwise dispose of the Collateral (or any portion thereof or interest related thereto), unless directed to do so by the Lender;

(ii)claim any credit on, or make any deduction from the principal or interest payable in respect of, the Term Loan (other than amounts properly withheld from such payments under the Code or applicable state law) or assert any claim against any present or former Lender by reason of the payment of the taxes levied or assessed upon any part of the Collateral;

(iii)permit the validity or effectiveness of this Agreement or the Security Agreement to be impaired, or permit the lien Granted by this Agreement and the Security Agreement to be amended, hypothecated, subordinated, terminated or discharged, or permit any Person to be released from any covenants or obligations under this Agreement except as may be expressly permitted hereby, permit any lien, charge, excise, claim, security interest, mortgage or other encumbrance (other than the lien of this Agreement or any other Transaction Document or any other Permitted Lien) to be created on or extend to or otherwise arise upon or burden the Collateral or any part thereof or any interest therein or the proceeds thereof or permit the lien of this Agreement not to constitute a valid first priority security interest in the Collateral;

(iv)to the fullest extent permitted by the Delaware Limited Liability Company Act (6 Del. C. Section 18-101, et. seq.), dissolve, divide, or liquidate in whole or in part;

(v)[reserved]

(vi)create any subsidiaries;

(vii)modify or amend the Limited Liability Company Agreement without the prior written consent of Lender (such consent not to be unreasonably withheld or delayed); or

(viii)permit the modification or amendment of any Transaction Document without the prior written consent of Lender (such consent not to be unreasonably withheld or delayed).

Section 3.08.Compliance with Laws.

The Borrower will comply (a) in all material respects with the Requirements of Law, except in such instances in which (i) such Requirements of Law is being contested in good faith by appropriate proceedings diligently conducted; (ii) such contest effectively suspends enforcement of the contested laws, and (iii) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect, and (b) with Sections 9.18 and 9.19.

Section 3.09.Recording of Assignments.

The Borrower shall submit or cause to be submitted for recording any assignments of the Collateral requested by the Lender necessary to accomplish the Grant of the security interest of this Agreement and the Security Agreement.

Section 3.10.Investment Company Act.

Prior to payment in full of the Obligations, the Borrower is not and is not required to be registered as an “investment company” under the Investment Company Act.

Section 3.11.Borrower Consolidation and Disposition.

(a)The Borrower shall not consolidate, divide, or merge with or into any other Person.

(b)The Borrower shall not convey or transfer any portion of the Collateral to any Person (other than to the Lender pursuant to the Borrower Documents).

Section 3.12.No Other Business.

Prior to payment in full of the Obligations, the Borrower shall not engage in any business other than financing, purchasing, owning, selling, managing and enforcing the Collateral in the manner contemplated by this Agreement and the Transaction Documents and all activities incidental thereto.

Section 3.13.No Borrowing.

Until such time as the Term Loan has been fully repaid and all other Obligations due and payable under this Agreement have been paid in full, the Borrower shall not issue, incur, assume, guarantee or otherwise become liable, directly or indirectly, for any indebtedness except for the Term Loan.

Section 3.14.Use of Term Loan Proceeds.

(a)The proceeds from the Term Loan shall be used exclusively to pay off the Existing Debt at maturity thereof.

(b)The Borrower shall not use the proceeds of the Term Loan, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or extending credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the FRB; (ii) to make any payments to a Sanctioned Entity or a Sanctioned Person, to finance any investments in a Sanctioned Entity or a Sanctioned Person, to fund any investments, loans or contributions in, or otherwise make such proceeds available to, a Sanctioned Entity or a Sanctioned Person, to fund any operations, activities or business of a Sanctioned Entity or a Sanctioned Person, or in any other manner that would result in a violation of Sanctions by any Person; (iii) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Sanctions, Anti-Corruption Laws or Anti-Money Laundering Laws; or (iv) for purposes other than those permitted under this Agreement.

Section 3.15.Guarantees, Loans, Advances and Other Liabilities.

Except as contemplated by this Agreement or the other Borrower Documents, the Borrower shall not make any loan or advance or credit to, or guarantee (directly or indirectly or by an instrument having the effect of assuring another’s payment or performance on any obligation or capability of so doing or otherwise), endorse or otherwise become contingently liable, directly or indirectly, in connection with the obligations, stocks or dividends of, or own, purchase, repurchase or acquire (or agree contingently to do so) any stock, obligations, assets or securities of, or any other interest in, or make any capital contribution to, or other investment in, any other Person.

Section 3.16.Capital Expenditures.

The Borrower shall not make any expenditure for capital assets.

Section 3.17.Representations and Warranties of the Borrower.

The Borrower represents and warrants as follows:

(a)Power and Authority. The Borrower has full power, authority and legal right to execute, deliver and perform its obligations as Borrower under this Agreement, the Security Agreement, the Fee Letter, the Term Note, and the Payment Direction Letters (the foregoing documents, the “Borrower Documents”) and under each of the other Transaction Documents to which the Borrower is a party. Schedule 3.17(a) annexed hereto sets forth, as of the Closing Date, the Borrower’s name as it appears in official filings in its state of organization, its state of organization, organization type, organization number, if any, issued by its state of incorporation or organization, and its federal employer identification number.

(b)Due Authorization and Binding Obligation. The execution and delivery of the Borrower Documents and the other Transaction Documents to which the Borrower is a party, and the consummation of the transactions provided for herein and therein have been duly authorized by all necessary action on its part. Each of the Borrower Documents and the other Transaction Documents to which the Borrower is a party has been duly executed and delivered by the Borrower and constitutes the legal, valid and binding obligation of the Borrower and is enforceable in accordance with its terms, except as enforcement of such terms may be limited by Debtor Relief Laws affecting the enforcement of creditors’ rights generally and by the availability of equitable remedies.

(c)No Conflict. The execution and delivery of the Borrower Documents and the other Transaction Documents to which the Borrower is a party, the performance of the transactions contemplated thereby and the fulfillment of the terms thereof will not (i) conflict with, result in any breach of any of the material terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, any indenture, contract, agreement, mortgage, deed of trust, or other instrument to which the Borrower is a party or by which it or any of its property is bound, or (ii) contravene the terms of any of Borrower’s Organization Documents.

(d)No Violation. The execution and delivery of the Borrower Documents and the other Transaction Documents to which the Borrower is a party, the performance of the transactions contemplated thereby and the fulfillment of the terms thereof will not conflict with or violate, in any material respect, any Organization Documents or Requirements of Law applicable to the Borrower.

(e)All Consents Required. All approvals, authorizations, consents, orders or other actions of any Person or any Governmental Authority required in connection with the execution and delivery of the Borrower Documents and the other Transaction Documents to which the Borrower is a party, the performance of the transactions contemplated thereby and the fulfillment of the terms thereof have been obtained, except to the extent that the failure to obtain such approvals, authorizations, consents, orders or other actions of any Person or any Governmental Authority could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.

(f)No Proceedings. No litigation or administrative proceeding of or before any court, tribunal or governmental body is currently pending, or to the knowledge of the Borrower, threatened (in writing), against the Borrower or any of its respective properties (including the Collateral) or with respect to the Borrower Documents or any other Transaction Document to which the Borrower is a party that, (i) purport to affect or pertain to this Agreement, any Borrower Document or the Transaction Documents, or any of the transactions contemplated thereby, or (ii) if adversely determined, would have a Material Adverse Effect.

(g)Organization and Good Standing. The Borrower is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware and has the requisite power to own its assets and to transact the business in which it is currently engaged, and had at all relevant times, and now has, all necessary power, authority and legal right to acquire, own and pledge the Collateral and to enter into the Borrower Documents and perform its obligations thereunder. The Borrower does not have any subsidiaries.

(h)Margin Regulations; Investment Company Act. The Borrower does not own any Margin Stock.  The Borrower is not engaged principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock.  None of the proceeds of the Term Loan shall be used directly or indirectly for the purpose of purchasing or carrying any Margin Stock, for the purpose of extending credit to others for the purpose of purchasing or carrying any Margin Stock, or for any purpose that violates the provisions of Regulation T,

U or X of the FRB.  The Borrower does not expect to acquire any Margin Stock.  Neither the Borrower nor any person controlling the Borrower is an “investment company” within the meaning of the Investment Company Act.

(i)Location. The Borrower is located (within the meaning of Article 9 of the UCC) in Delaware. The Borrower agrees that it will not change its location (within the meaning of Article 9 of the UCC) without at least thirty (30) days prior written notice to the Lender.

(j)Security Interest in Collateral.

(i)The Security Agreement creates a valid, continuing and enforceable security interest (as defined in the applicable UCC) in the Collateral in favor of the Lender, which security interest is prior to all other Liens (except for Permitted Liens), and is enforceable as such against creditors of and purchasers from the Borrower;

(ii)the Installment Notes constitute “instruments” and the Guaranty constitutes a “supporting obligation” within the meaning of the applicable UCC;

(iii)the Borrower owns and has good and marketable title to such Collateral free and clear of any Lien (other than Permitted Liens), claim or encumbrance of any Person;

(iv)the Borrower has caused (or will have caused simultaneously with closing of this Agreement), the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under Requirements of Law in order to perfect the security interest in such Collateral granted to the Lender under this Agreement;

(v)other than the security interest granted by the Borrower pursuant to this Agreement, the Borrower has not pledged, assigned, sold, granted a security interest in or otherwise conveyed any of such Collateral. The Borrower has not authorized the filing of and is not aware of any financing statements against the Borrower that include a description of collateral covering such Collateral other than any financing statement relating to the security interest granted by the Borrower under this Agreement. The Borrower is not aware of the filing of any judgment or tax Lien filings against the Borrower;

(vi)all original executed copies of each underlying document that constitute or evidence the Collateral have been delivered to and to the knowledge of the Borrower are in the possession of the Lender; and

(vii)none of the underlying documents that constitute or evidence the Collateral has any marks or notations indicating that they have been pledged, assigned or otherwise conveyed to any Person other than the Borrower and Lender.

(k)Insurance.The properties of the Borrower are insured by insurance companies, which are not Affiliates of the Borrower, that the Borrower believes (in its good faith judgment) are financially sound and reputable at the time the relevant coverage is placed or renewed, in such amounts, with such deductibles and covering such risks (including, without limitation, workmen’s compensation, public liability, and property damage insurance) as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower operates.  Schedule 3.17(k) sets forth a description of all insurance maintained by or on behalf of Borrower as of the Closing Date. Each insurance policy listed on Schedule 3.17(k) is in full force and effect and all premiums in respect thereof that are due and payable have been paid.

(l)Taxes.The Borrower has filed all Federal, state and other material tax returns and reports required to be filed, and has paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those matters that satisfy each of the following criteria: (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, (ii) [reserved], (iii) such contest effectively suspends collection of the contested obligation, (iv) no Lien has been filed with respect thereto and (v) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect. To the knowledge of the Borrower, there is no proposed tax assessment against the Borrower that would, if made, have a Material Adverse Effect. The Borrower is not a party to any tax sharing agreement.

(m)Compliance with Laws.The Borrower is in compliance (A) in all material respects with the Requirements of Law and its Organization Documents, except in such instances in which (i) such Requirement of Law is being contested in good faith by appropriate proceedings diligently conducted and such contest effectively suspends enforcement of the contested laws, or (ii) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect and (B) with Section 3.21.

(n)Solvency.After giving effect to the transactions contemplated by this Agreement on the Closing Date, and before and after giving effect to the Term Loan on the Effective Date, the Borrower is Solvent. As of the Closing Date and as of the Effective Date, no transfer of property has been made by the Borrower and no obligation has been incurred by the Borrower in connection with the transactions contemplated by this Agreement or the other Borrower Documents with the intent to hinder, delay, or defraud either present or future creditors of the Borrower.

(o)OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws.

The Borrower is not in violation of any Sanctions. Neither the Borrower nor, to the knowledge of the Borrower, any director, officer, employee, agent or Affiliate of the Borrower (a) is a Sanctioned Person or a Sanctioned Entity, (b) has any assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities.  The Borrower has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance by Borrower and its directors, officers, employees, agents and Affiliates with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws.  Borrower, and to the knowledge of Borrower, each director, officer, employee, agent and Affiliate of Borrower, is in compliance with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws.  No proceeds of the Term Loan will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity, or otherwise used in any manner that would result in a violation of any applicable Sanctions, Anti-Corruption Laws or Anti-Money Laundering Laws by any Person.

(p)Patriot Act.To the extent applicable, the Borrower is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001, as amended).

(q)Installment Notes and Guaranty.As of the date hereof: (i) and at all times until the Obligations have been paid in full, the Installment Notes and Guaranty are in full force and effect, (ii) no notice of Accelerated Payment Default or Maturity Date Default (as such terms are defined in the Guaranty)

has been provided to the Guarantor under the Guaranty; and (iii) the outstanding principal plus accrued interest on the Installment Notes is $834,130,539.

Section 3.18.Restricted Payments.  The Borrower shall not, directly or indirectly,

(a)pay any dividend or make any distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, to any owner of a beneficial interest in the Borrower or otherwise with respect to any ownership or equity interest or security in or of the Borrower,

(b)redeem, purchase, retire or otherwise acquire for value any such ownership or equity interest or security, or

(c)set aside or otherwise segregate any amounts for any such purpose.

Section 3.19.Notices.

(a)The Borrower shall give the Lender prompt written notice of each Event of Default hereunder and of any event of default of any Transaction Document and of any other amendment or waiver of any Transaction Document, such notice to be given in accordance with Section 9.04.

(b)The Borrower shall deliver to the Lender, in form and detail reasonably satisfactory to the Lender:

(i)promptly, and in any event within three (3) Business Days after receipt thereof by Borrower, copies of each notice or other correspondence received from any Governmental Authority concerning any proceeding with, or investigation or possible investigation or other inquiry by such Governmental Authority regarding financial or other operational results of Borrower or any other matter which, if adversely determined, could reasonably expected to have a Material Adverse Effect;

(ii)copies of any and all notices or other material written correspondence delivered or received by the Borrower or its Affiliates in connection with the Installment Notes, the Guaranty or any other Transaction Document, contemporaneously with delivery of same in the case of any such materials delivered by the Borrower or its Affiliates and promptly, and in any event within three (3) Business Days after receipt thereof, in the case of any such materials received by the Borrower or its Affiliates from a third party;

(iii)promptly after the Lender’s request therefor, such information as requested pursuant to Section 9.18 hereof; and

(iv)promptly, such additional information regarding the business affairs, financial condition or operations of Borrower, or compliance with the terms of the Transaction Documents, as the Lender may from time to time reasonably request.

(c)Promptly, after an Authorized Officer or the Borrower has obtained knowledge thereof, notify the Lender:

(i)of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(ii)of any dispute, litigation, investigation, proceeding or suspension between the Borrower and any governmental authority or the commencement of, or any material development in, any litigation or proceeding affecting the Borrower; and

(iii)of the filing of any Lien for unpaid taxes or otherwise against the Borrower.

Each notice pursuant to this Section shall be accompanied by a statement of an officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.

Section 3.20.Further Instruments and Acts.

(a)Upon request of the Lender, the Borrower will execute and deliver such further documents and instruments and do such further acts as may be required under any applicable law, as Lender may reasonably request or as may be reasonably necessary or proper to carry out more effectively the purpose of this Agreement and to effectuate the transactions contemplated by the Transaction Documents, including without limitation in connection with protecting the interests, or exercising any rights or remedies, with respect to the Installment Notes and Guaranty, all at the expense of the Borrower.

Section 3.21.OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws.

The Borrower will comply with all applicable Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws.  The Borrower shall implement and maintain in effect policies and procedures reasonably designed to ensure compliance by it and its directors, officers, employees, agents and Affiliates with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws.

ARTICLE IV.
PAYMENTS ON THE TERM LOAN

Section 4.01.Payment of Principal and Interest; Default Rate.

(a)The Term Loan shall accrue interest at the Interest Rate on the basis of twelve 30-day months in a 360-day year. Interest shall accrue from the date the Effective Date (or the date the applicable Obligation is incurred or payable) until paid by the Borrower. Any interest, principal or other amounts due hereunder by the Borrower shall be paid to the Lender in immediately available funds by wire transfer to such account of the Lender as it designates in writing to the Borrower from time to time.

(b)The principal balance of the Term Loan shall be due and payable, together with all accrued and unpaid interest thereon, on the Maturity Date.

(c)Notwithstanding the foregoing, the entire unpaid principal balance of the Term Loan and all other Obligations shall be due and payable, if not previously paid, on the date on which an Event of Default shall have occurred and be continuing, if the Lender has declared the Obligations to be immediately due and payable in the manner provided in Section 5.02.

(d)If any Event of Default exists, all overdue Obligations shall thereafter bear interest at a fluctuating rate otherwise applicable to such amounts plus an additional two percent (2%) per annum.

Section 4.02.Tax Treatment.

The Borrower has entered into this Agreement with the intention that, for federal, state and local income, business and franchise tax purposes, (i) the Obligations will qualify as indebtedness secured by the Collateral and (ii) the Borrower shall not be treated as an association, taxable mortgage pool or publicly traded partnership taxable as a corporation. The Borrower and Lender, each by entering into this Agreement, agree to treat the Obligations for federal, state and local income, business and franchise tax purposes as indebtedness. The Borrower shall not cause or permit the making, as applicable, of any election under Treasury Regulation Section 301.7701-3 or any corresponding provision of applicable state law, whereby the Borrower would be treated as a corporation for federal income tax purposes and, except as required by law or the terms of this Agreement, shall not file tax returns or obtain any federal employer identification number for the Borrower, but shall treat the Borrower as a security device and as a disregarded entity for federal and any applicable state income tax purposes. The provisions of this Agreement shall be construed in furtherance of the foregoing intended tax treatment.

ARTICLE V.
EVENTS OF DEFAULT AND REMEDIES

Section 5.01.Events of Default.

Any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body) shall constitute an Event of Default:

(i)a default in the payment of any principal or interest on the Term Loan or any amounts due under the Fee Letter, in all cases, when due and payable;

(ii)failure to pay any Credit Party Expenses or other amounts owed under this Agreement or any other Transaction Document within fifteen (15) days of written demand for same by Lender;

(iii)failure to pay any other Obligations (not otherwise addressed in clauses (i) or (ii) above) when due and payable, and such default shall continue for a period of five (5) Business Days;

(iv)(a) there occurs a default in the observance or performance in any covenant or agreement of the Borrower made in this Agreement or any other Borrower Document and, in the case of the covenants in Sections 3.02(b), 3.05, 3.08, and 3.19(b)(ii), such default shall continue for a period of five (5) Business Days, or (b) any representation or warranty of the Borrower made in this Agreement or any other Borrower Document shall be incorrect or misleading in any material respect when made or deemed made (or, with respect to any representation or warranty qualified by materiality, incorrect or misleading in any respect);

(v)(a) there occurs the filing of a decree or order for relief by a court having jurisdiction over the Borrower or any part of the Collateral or Guarantor in an involuntary case under any applicable Debtor Relief Laws now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Borrower or for any part of the Collateral or Guarantor, or ordering the winding-up or liquidation of the Borrower’s affairs, and such decree or order shall remain unstayed and in effect for a period of thirty consecutive days or (b) if by the order of a court of competent jurisdiction, a trustee, receiver or liquidator of Boise Land & Timber, L.L.C. shall be appointed and such order shall not be discharged or dismissed within sixty (60) days after such appointment or an order, judgment or decree is entered by any court of competent jurisdiction on the application of a creditor adjudicating Boise Land & Timber, L.L.C. as bankrupt or insolvent, or appointing a receiver, trustee or liquidator of Boise Land & Timber, L.L.C., or for all or substantially all of Boise Land & Timber, L.L.C.’s assets, and such order, judgment or decree continues unstayed and in effect for a period of sixty (60) days from the date entered;

(vi)(a) there occurs the commencement by the Borrower or Guarantor of a voluntary case under any applicable Debtor Relief Laws now or hereafter in effect, or the consent by the Borrower or Guarantor, to the entry of an order for relief in an involuntary case under any such law, or the consent by the Borrower or Guarantor, to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Borrower or Guarantor, or for any part of the Collateral, or the making by the Borrower or Guarantor of any general assignment for the benefit of creditors, or the failure by the Borrower or Guarantor generally to pay its debts as such debts become due, or the taking of any action by the Borrower or Guarantor in furtherance of any of the foregoing or (b) Boise Land & Timber, L.L.C. (i) applies for, or consents in writing to, the appointment of a receiver, trustee or liquidator of all or substantially all of Boise Land & Timber, L.L.C.’s assets; (ii) files a voluntary petition in bankruptcy; (iii) admits in writing Boise Land & Timber, L.L.C.’s inability to pay Boise Land & Timber, L.L.C.’s debts as they become due or makes a general assignment for the benefit of creditors; (iv) files a petition or an answer seeking a reorganization ( other than a reorganization not involving the liabilities of Boise Land & Timber, L.L.C.) or an arrangement with creditors or takes advantage of any bankruptcy or insolvency law; or (v) files an answer admitting the material allegations of a petition filed against Boise Land & Timber, L.L.C. in any bankruptcy, reorganization or insolvency proceeding;

(vii)the Lender shall fail to have a valid and perfected first priority security interest in the Collateral (or any portion thereof) (other than, prior to the Effective Date, as a result of Permitted Liens);

(viii)the Borrower is required to be registered as an “investment company” under the Investment Company Act;

(ix)(a) the failure by the Guarantor to honor a demand for payment by the Lender under the terms of the Guaranty, (b) the termination or attempted termination of the Guaranty, or (c) any payment by Guarantor under the Guaranty in violation of the Payment Direction Letters.

(x)(i) any material provision of this Agreement or any other Transaction Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or Borrower or any other Person contests in any manner the validity or enforceability of any material provision of this Agreement or any other Transaction Documents or the Guaranty; or Borrower, Guarantor or any other Person obligated thereunder denies that it has any or further liability or obligation under any material provision of Agreement or any other Transaction Document, or purports to revoke, terminate or rescind any material provision of this Agreement or any other Transaction Document or seeks to avoid, limit or otherwise adversely affect any Lien purported to be created hereunder or under the Security Agreement; or (ii) any Lien purported to be created hereunder or under the Security Agreement shall cease to be, or shall be asserted by Borrower or any other Person not to be, a valid and perfected Lien with the priority required by this Agreement and/or the Security Agreement;

(xi)there shall occur a Change of Control; or

(xii)any event of default occurs under the Installment Note (after giving effect to any applicable grace periods).

Section 5.02.Acceleration of Maturity.

If an Event of Default should occur and be continuing (other than an Event of Default specified in Section 5.01(v), 5.01(vi)), then and in every such case the Lender may declare the Term Loan and all other Obligations to be immediately due and payable, by a notice in writing to the Borrower, and upon any such declaration the unpaid principal balance of the Term Loan, together with accrued and unpaid interest thereon through the date of acceleration and all other Obligations, shall become immediately due and payable. If an Event of Default specified in Section 5.01(v) or Section 5.01(vi) occurs, the unpaid principal balance of the Term Loan, together with accrued and unpaid interest thereon through the date of acceleration and all other Obligations, shall become immediately due and payable.

Section 5.03.Collection of Indebtedness and Suits for Enforcement by Lender.

(a)The Borrower covenants that if (i) default is made in the payment of any interest on the Term Loan when the same becomes due and payable, or (ii) default is made in the payment of the principal of the Term Loan when the same becomes due and payable, the Borrower will, upon demand of the Lender, pay to Lender the whole amount then due and payable on the Term Loan for principal and interest and all other Obligations, with interest upon the overdue principal, and in addition thereto such further amount as shall be sufficient to cover the costs and expenses of collection, including all Credit Party Expenses.

(b)In case the Borrower shall fail forthwith to pay such amounts upon such demand, the Lender may institute a Proceeding for the collection of the sums so due and unpaid, and may prosecute such Proceeding to judgment or final decree, and may enforce the same against the Borrower or other obligor upon the Term Loan and collect in the manner provided by law out of the Collateral, wherever situated, the moneys adjudged or decreed to be payable.

(c)If an Event of Default occurs and is continuing, the Lender may, as more particularly provided in Section 5.04, in its discretion, proceed to protect and enforce its rights and by such appropriate Proceedings as the Lender shall deem most effective to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in this Agreement or in aid of the exercise of any power granted herein, or to enforce any other proper remedy or legal or equitable right vested in the Lender by this Agreement or by law.

Section 5.04.Remedies.

If an Event of Default shall have occurred and be continuing, the Lender may do one or more of the following (subject to Section 5.13):

(a)declare the unpaid principal amount of the Term Loan, and all interest accrued and unpaid thereon, and any other Obligations, to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower or any other Person; provided, however, that upon the occurrence of any Event of Default under Section 5.01(v) or (vi), the unpaid principal amount of the outstanding Term Loan and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Lender;

(b)institute Proceedings in its own name and as trustee of an express trust for the collection of all amounts then payable on the Obligations and under this Agreement with respect thereto, whether by declaration or otherwise, and all amounts payable under the Collateral, enforce any judgment obtained, and collect from the Borrower and any other obligor upon such Obligations and from the Guarantor upon the Guaranty moneys adjudged due;

(c)institute Proceedings from time to time for the complete or partial foreclosure of this Agreement with respect to the Collateral or for enforcement of its rights in the Collateral;

(d)exercise any remedies of a secured party under the UCC and take any other appropriate action to protect and enforce the rights and remedies of the Lender; and

(e)sell the Collateral or any portion thereof or rights or interest therein.

Section 5.05.[Reserved].

Section 5.06.The Guaranty.

(a)The Lender may (and the Borrower hereby authorizes and agrees it shall take such steps as reasonably requested by Lender to assist Lender in doing the following):

(i)if, by 1:00 p.m. (Eastern Standard Time or Daylight Time, as applicable) on the Maturity Date, the Borrower has not repaid the Obligations in full, make a demand for payment under the Guaranty; and

(ii)upon the occurrence of an Accelerated Payment Default (as defined in Guaranty), to make a demand for payment under the Guaranty.

(b)The Lender shall not be under any obligation to marshal any assets in favor of the Borrower or any other party or against or in payment of any or all of the Obligations, and, in connection therewith, shall be permitted to exercise its rights with respect to the Guaranty irrespective of whether Lender has, or may in the future, choose to exercise any other rights and remedies available to it hereunder.

Section 5.07.Unconditional Rights of Lender To Receive Principal and Interest.

Notwithstanding any other provisions in this Agreement, the Lender shall have the right, which is absolute and unconditional, to receive payment of the principal of and interest, if any, on the Installment Note and all payments under the Guaranty on or after the respective due dates thereof and such right shall not be impaired without the consent of Lender.

Section 5.08.Restoration of Rights and Remedies.

If the Lender has instituted any Proceeding to enforce any right or remedy under this Agreement and such Proceeding has been discontinued or abandoned for any reason or has been determined adversely to the Lender, then and in every such case, the Borrower and the Lender shall, subject to any determination in such Proceeding, be restored severally and respectively to their former positions hereunder, and thereafter all rights and remedies of the Lender shall continue as though no such Proceeding had been instituted.

Section 5.09.Rights and Remedies Cumulative.

No right or remedy herein conferred upon or reserved to the Lender is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 5.10.Delay or Omission Not a Waiver.

No delay or omission of the Lender to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article V or by law to the Lender may be exercised from time to time, and as often as may be deemed expedient, by the Lender, as the case may be.

Section 5.11.Waiver of Past Defaults.

The Lender may, in its absolute and sole discretion, elect to waive any Events of Default under this Agreement; provided, however, any such waiver must be explicit and in a writing signed by the Lender.

Section 5.12.Waiver of Stay or Extension Laws.

The Borrower covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, or plead or in any manner whatsoever, claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Agreement; and the Borrower (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Lender, but will suffer and permit the execution of every such power as though no such law had been enacted.

Section 5.13.Sale of Collateral.

(a)The power to effect any sale or other disposition (a “Sale”) of any portion of a Collateral pursuant to Section 5.04 is expressly subject to the provisions of this Section 5.13. The power to effect any such Sale shall not be exhausted by any one or more Sales as to any portion of the Collateral remaining unsold, but shall continue unimpaired until the entire Collateral shall have been sold or all amounts payable on the Obligations under this Agreement shall have been paid in full.

(b)[Reserved]

(c)In connection with a Sale of all or any portion of the Collateral:

(i)[reserved];

(ii)the Lender may bid for and acquire the property offered for Sale in connection with any Sale thereof, and, subject to any requirements of, and to the extent permitted by, Requirements of Law in connection therewith, may purchase all or any portion of the Collateral in a private sale, and, in lieu of paying cash therefor, may make settlement for the purchase price by crediting the gross Sale price against the outstanding Obligations, and any property so acquired by the Lender shall be held and dealt with by it in accordance with the provisions of this Agreement;

(iii)the Lender shall execute and deliver an appropriate instrument of conveyance transferring its interest in any portion of the Collateral in connection with a Sale thereof;

(iv)the Lender is hereby irrevocably appointed the agent and attorney-in-fact of the Borrower to transfer and convey its interest in any portion of the Collateral in connection with a Sale thereof, and to take all action necessary to effect such Sale; and

(v)no purchaser or transferee at such a Sale shall be bound to ascertain the Lender’s authority, inquire into the satisfaction of any conditions precedent or see to the application of any moneys.

Section 5.14.Action on Term Loan.

The Lender’s right to seek and recover judgment on the Obligations or under this Agreement shall not be affected by the seeking, obtaining or application of any other relief under or with respect to this Agreement or the Obligations. Neither the lien of this Agreement nor any rights or remedies of the Lender shall be impaired by the recovery of any judgment by the Lender against the Borrower or by the levy of any execution under such judgment upon any portion of the Collateral or upon any of the assets of the Borrower. Any money or property collected by the Lender shall be applied in accordance with subsection 5.04(b).

Section 5.15.Performance and Enforcement of Certain Obligations.

Promptly following a request from the Lender to do so, the Borrower shall take all such lawful action as the Lender may request to compel or secure the performance and observance by the Borrower, any issuer of the Installment Notes or the Guarantor of each of their obligations to the Borrower under or in connection with the Installment Notes, the Guaranty and the other the Transaction Documents, and to exercise any and all rights, remedies, powers and privileges lawfully available to the Borrower under or in connection with the Installment Notes, the Guaranty and the other Transaction Documents to the extent and in the manner directed by the Lender, including institution of legal or administrative actions or proceedings to compel or secure performance of obligations under the Transaction Documents (including, without limitation, if requested by Lender, sending notices of demand under the Guaranty).

ARTICLE VI.
DUTIES AND RIGHTS OF LENDER

Section 6.01.Duties of Lender.

(a)If an Event of Default has occurred and is continuing, the Lender shall exercise the rights and powers vested in it by this Agreement and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs with respect to the Collateral.

(b)No implied covenants or obligations shall be read into this Agreement against the Lender; and (ii) the Lender may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Lender and conforming to the requirements of this Agreement; however, the Lender shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Agreement.

(c)The Lender shall not be liable for any error of judgment made in good faith by an Authorized Officer; and the Lender shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it in accordance with this Agreement or any other Transaction Document.

(d)Every provision of this Agreement that in any way relates to the Lender is subject to paragraphs (a), (b), (c) and (g) of this Section 6.01.

(e)The Lender shall not be liable for interest on any money received by it.

(f)Money held in trust by the Lender need not be segregated from other funds except to the extent required by law.

(g)The Lender shall be under no obligation to exercise any of the rights or powers vested in it by this Agreement, to expend or risk its own funds or otherwise incur financial liability pursuant to this Agreement.

(h)Every provision of this Agreement relating to the conduct or affecting the liability of or affording protection to the Lender shall be subject to the provisions of this Section 6.01.

(i)The Lender shall not be deemed to have notice of any Event of Default unless such notice has been delivered in accordance with Section 9.09.

Section 6.02.Rights of Lender.

(a)The Lender may rely on any document believed by it to be genuine and to have been signed or presented by the proper person. The Lender need not investigate any fact or matter stated in the document.

(b)Before the Lender acts or refrains from acting, it may require an Officer’s Certificate, or, with respect to legal matters, an Opinion of Counsel. The Lender shall not be liable for any action it takes or omits to take in good faith in reliance on an Officer’s Certificate or Opinion of Counsel.

(c)The Lender may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys or a custodian or nominee, and the Lender shall not be responsible for any misconduct or negligence on the part of, or for the supervision of, any such agent, attorney, custodian or nominee appointed with due care by it hereunder.

(d)The Lender shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers, provided, however, that the Lender’s conduct does not constitute gross negligence or willful misconduct, as determined by a court of competent judgment by final and non-appealable judgment.

(e)The Lender may consult with counsel, and the advice or opinion of counsel with respect to legal matters relating to this Agreement and the Term Loan shall be full and complete authorization and protection from liability in respect to any action taken, omitted or suffered by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(f)The Lender shall not be bound to make any investigation into the performance of the Borrower under this Agreement or any other Transaction Document or into the matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, note or other document, but the Lender, in its discretion, may make any further inquiry or investigation into those matters that it deems appropriate, and if the Lender determines to inquire further, it shall be entitled to examine the books, records and premises of the Borrower, personally or by agent or attorney.

Section 6.03.Lender’s Disclaimer.

The Lender (a) shall not be responsible for and makes no representation as to the validity or adequacy of this Agreement, the Limited Liability Company Agreement or any other Transaction Document, the validity or sufficiency of any security interest intended to be created or the characterization of the Term Loan for tax purposes; (b) shall not be accountable for the Borrower’s use of the proceeds from the Term Loan; and (c) shall not be responsible for any statement of the Borrower in this Agreement or in any Transaction Document.

Section 6.04.Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Transaction Document, the interest paid or agreed to be paid under the Transaction Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Term Loan or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Lender exceeds the Maximum Rate, Lender may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 6.05.Indemnity.

The Borrower shall reimburse the Lender for all Credit Party Expenses, which amounts shall be due and payable the earlier of: (a) the date that is thirty (30) days from the demand and (b) to the extent invoiced prior to the Maturity Date, the Maturity Date. The Borrower shall indemnify the Lender and each Related Party of the Lender against any and all losses, claims, causes of action, damages, settlements, costs, liabilities or related expenses (including attorneys’ fees) incurred by it or asserted against it in connection with, arising out of, or as a result of (i) the execution or delivery of this Agreement, any other Transaction Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, the administration of this Agreement and the other Transaction Documents, (ii) the Term Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of hazardous materials on or from any property owned or operated by Borrower, or any environmental liability related in any way to Borrower, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower or any of Borrower’s directors, shareholders or creditors, and regardless of whether Lender or any of its Related Parties is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Lender or any of its Related Parties; provided that such indemnity shall not, as to Lender or any of its Related Parties, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Lender or any of its Related Parties or (y) result from a claim brought by Borrower against Lender or any of its Related Parties for breach in bad faith of such Lender’s obligations hereunder or under any other Transaction Document, if the Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. All amounts due under this Section shall be due and payable on demand therefor. This Section 6.05 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

The agreements in this Section shall survive the repayment, satisfaction or discharge of all the Obligations. To the extent that any payment by or on behalf of the Borrower is made to Lender or Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

The Lender shall notify the Borrower promptly of any claim for which it may seek indemnity. Failure by the Lender to so notify the Borrower shall not relieve the Borrower of its obligations hereunder or under the Limited Liability Company Agreement. The Borrower need not reimburse any expense or indemnify against any loss, liability or expense incurred by the Lender through the Lender’s own willful misconduct, negligence or bad faith.

Section 6.06.Successors and Assigns.

Any successor Lender (in accordance with Section 9.08; and to the extent there is a conflict between this Section 6.06 and Section 9.08, Section 9.08 shall govern) shall enter into an assignment and assumption agreement and deliver a written acceptance of its appointment to the retiring Lender and to the Borrower. Thereupon the resignation of the retiring Lender shall become effective, and the successor Lender shall have all the rights, powers and duties of the Lender under this Agreement. The retiring Lender shall promptly transfer all property (including all Collateral) held by it as Lender to the successor Lender and shall, at the sole expense of the Borrower, execute and deliver such instruments and such other documents as may reasonably be required to more fully and certainly vest and confirm in the successor Lender all such rights, powers, duties and obligations.

Notwithstanding the replacement of the Lender pursuant to this Section 6.06, the Borrower’s obligations under Section 6.05 shall continue for the benefit of the retiring Lender.

If the Lender consolidates with, merges or converts into, or transfers all or substantially all its retail portfolio to, another corporation or banking association, the resulting, surviving or transferee corporation without any further act shall be the successor Lender.

ARTICLE VII.
TAXES, YIELD PROTECTION AND ILLEGALITY

Section 7.01.Taxes.

(a)Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Transaction Document shall be made free and clear of and without reduction or withholding for any Taxes, provided that if the Borrower shall be required by applicable law to deduct any Taxes from such payments, then (i) if such Taxes are Indemnified Taxes, the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)Payment of Other Taxes by Borrower.  The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Lender timely reimburse it for the payment of, any Other Taxes.

(c)Indemnification by the Borrower.  The Borrower shall indemnify the Lender within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Lender and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by the Lender, shall be conclusive absent manifest error.

(d)Evidence of Payments.  As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority under this Section 7.01, the Borrower shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

(e)FATCA.  If a payment made to the Lender under any Transaction Document would be subject to U.S. federal income withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower such documentation as may be necessary for the Borrower to comply with its obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (d), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(f)Withholding Tax Forms.  If Lender is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Transaction Document, it shall deliver to the Borrower, at the time or times reasonably requested by the Borrower, such properly completed and executed documentation reasonably requested by the Borrower (including an IRS Form W-9 if Lender is a U.S. Person or an applicable IRS Form W-8 if Lender is not a U.S. Person) as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, Lender, if reasonably requested by the Borrower, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower as will enable the Borrower to determine whether or not Lender is subject to backup withholding or information reporting requirements.

(g)Treatment of Certain Refunds.  If the Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Lender agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Lender in the event the Lender is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this Section 7.01(g), in no event will the Lender be required to pay any amount to the Borrower pursuant to this Section 7.01(g) the payment of which would place the Lender in a less favorable net after-Tax position than the Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payment or additional amounts with respect to such Tax had never been paid.  This subsection shall not be construed to require the Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

Section 7.02.Illegality.

If Lender determines that any law has made it unlawful, or that any governmental authority has asserted that it is unlawful, for Lender or its applicable lending office to make, maintain or fund LIBOR rate loans, or to determine or charge interest rates based upon LIBOR, or any governmental authority has imposed material restrictions on the authority of Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by Lender to the Borrower, any obligation of Lender to make or continue LIBOR rate loans shall be suspended until Lender notifies the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the Borrower shall, upon demand from such Lender, prepay all LIBOR rate loans immediately, if such Lender may not lawfully continue to maintain such LIBOR rate loans.  Upon any such prepayment, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

Section 7.03.Inability to Determine Rates.

If the Lender determines that for any reason in connection with any request for a LIBOR rate loan or a continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank market for the applicable amount of such LIBOR loan, (b) adequate and reasonable means do not exist for determining the LIBOR rate, or (c) the LIBOR rate does not adequately and fairly reflect the cost to such Lender of funding the Term Loan, the Lender will promptly so notify the Borrower.  Thereafter, the obligation of the Lender to maintain LIBOR rate loans shall be suspended until the Lender revokes such notice.  Upon receipt of such notice, the Term Loan shall automatically be converted into a loan based upon the Base Rate.

Section 7.04.Increased Costs; Reserves on LIBOR Rate Loans.

(a)Increased Costs Generally.  If any (i) Change in law, or (ii) compliance by Lender with any direction, request, or requirement (irrespective of whether having the force of law) of any governmental authority or monetary authority (including Regulation D of the FRB), shall:

(A)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in or by, the Lender (except any reserve requirement reflected LIBOR);

(B)subject the Lender to any Tax of any kind whatsoever with respect to this Agreement or the Term Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof, other than any Tax (or change in the basis of taxation with respect to any Tax) that is (1) an Indemnified Tax, (2) described in clauses (b) through (d) of the definition of Excluded Tax or (3) any Connection Income Tax; or

(C)impose on the Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or the Term Loan made by such Lender or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining the Term Loan, or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender, such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Base Rate loans hereunder.

(b)Capital Requirements.  If the Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, or the Term Loan made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)Certificates for Reimbursement.  A certificate of the Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)Delay in Requests.  Failure or delay on the part of the Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate the Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)Reserves on LIBOR Rate Loans.  The Borrower shall pay to the Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each LIBOR loan equal to the actual costs of such reserves allocated to such loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on the Maturity Date.

Section 7.05.Survival.

All of the Borrower’s obligations under this Article VII shall survive repayment of all other Obligations hereunder.

ARTICLE VIII.
Collections and application of funds

Section 8.01.Collection of Money.

Except as otherwise expressly provided herein, the Lender may demand payment or delivery of, and shall receive and collect, directly and without intervention or assistance of any fiscal agent or other intermediary, all money and other property payable to or receivable by the Lender pursuant to this Agreement. The Lender shall apply all such money received by it as provided in this Agreement. Except as otherwise expressly provided in this Agreement, if any Event of Default occurs in the making of any payment or performance under any agreement or instrument that is part of the Collateral, the Lender may take such action as may be appropriate to enforce such payment or performance, including the institution and prosecution of appropriate Proceedings. Any such action shall be without prejudice to any right to claim a Default or Event of Default under this Agreement and any right to proceed thereafter as provided in Article V.

Section 8.02.Application of Funds.

(a)On the Business Day immediately preceding the Maturity Date (or, if earlier, upon acceleration of the Obligations in accordance with the terms of this Agreement), the Lender shall determine the amount required to repay the Obligations in full on such date, and provide the Borrower with notice of same.

(b)On the Maturity Date (or, if earlier, upon acceleration of the Obligations in accordance with the terms of this Agreement), all funds received by the Lender from the Collateral or otherwise on account of the Obligations shall be applied by the Lender in the following order:

(i)FIRST, to the Lender for all outstanding Credit Party Expenses, any other additional expenses incurred by Lender in connection with the transactions contemplated by the Transaction Documents;

(ii)SECOND, to Lender an amount equal to the Aggregate Outstanding Principal Balance held by Lender, together with all accrued and unpaid interest thereon;

(i)THIRD, to Lender an amount equal to all other outstanding Obligations; and

(ii)FOURTH, the balance, if any, after all the Obligations have been paid in full, to the Borrower or as otherwise required by applicable law.

(c)Notwithstanding the foregoing, if, prior to the Maturity Date, Lender receives any funds which are proceeds of the Collateral (other than with respect to the payment of Credit Party Expenses), the Borrower hereby authorizes the Lender to hold such funds until the Obligations shall have been paid in full and this Agreement terminated in conjunction therewith and, as and when all or a portion of the Obligations become due and owing, apply such funds to the Obligations.  Any such funds shall be held by Lender in a non-interest bearing account in the name of the Lender, which shall be under the sole dominion and control of the Lender, and which may be comingled with other Lender funds, and shall at all times continue to constitute Collateral hereunder.

ARTICLE IX.
MISCELLANEOUS

Section 9.01.[Reserved].

Section 9.02.Form of Documents Delivered to Lender.

(a)In any case where several matters are required to be certified by, or covered by an opinion of, any specified Person, it is not necessary that all such matters be certified by, or covered by the opinion of, only one such Person, or that they be so certified or covered by only one document, but one such Person may certify or give an opinion with respect to some matters and one or more other such Persons as to other matters, and any such Person may certify or give an opinion as to such matters in one or several documents.

(b)Any certificate or opinion of an Authorized Officer of the Borrower may be based, insofar as it relates to legal matters, upon a certificate or opinion of, or representations by, counsel, unless such officer knows that the certificate or opinion or representations with respect to the matters upon which the certificate or opinion is based are erroneous. Any such certificate of an Authorized Officer or Opinion of Counsel may be based, insofar as it relates to factual matters, upon a certificate or opinion of, or representations by, an officer or officers of an appropriate Person stating that the information with respect to such factual matters is in the possession of the such Person, unless such counsel knows that the certificate or opinion or representations with respect to such matters are erroneous.

(c)Where any Person is required to make, give or execute two or more applications, requests, consents, certificates, statements, opinions or other instruments under this Agreement, they may, but need not, be consolidated and form one instrument.

(d)Whenever in this Agreement, in connection with any application or certificate or report to the Lender, it is provided that the Borrower shall deliver any document as a condition of the granting of such application, or as evidence of the Borrower’s compliance with any term hereof, it is intended that the truth and accuracy in all material respects, at the time of the granting of such application or at the effective date of such certificate or report (as the case may be), of the facts and opinions stated in such document shall in such case be conditions precedent to the right of the Borrower to have such application granted or to the sufficiency of such certificate or report. The foregoing shall not, however, be construed to affect the Lender’s right to rely upon the truth and accuracy of any statement or opinion contained in any such document as provided in Article VI.

Section 9.03.Amendments.

No amendment or waiver of any provision of this Agreement or any other Transaction Document (including, without limitation, the Installment Notes and Guaranty) and no consent to any departure by Borrower therefrom, shall be effective unless in writing signed by the Lender and the Borrower, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 9.04.Notices, etc., to Lender and Others.

Any request, demand, authorization, direction, notice, consent, waiver or other documents provided or permitted by this Agreement shall be in writing and if such request, demand, authorization, direction, notice, consent, or waiver is to be made upon, given or furnished to or filed with:

(i)the Lender by the Borrower shall be sufficient for every purpose hereunder if made, given, furnished or filed in writing to or with the Lender and received at the Lender’s Office, or

(ii)the Borrower by the Lender shall be sufficient for every purpose hereunder if in writing and mailed first-class, postage prepaid to the Borrower addressed to: OMX Timber Finance Investments I, LLC, 6600 North Military Trail, Boca Raton, FL 33496, Attention:  Office of the General Counsel, or at any other address previously furnished in writing to the Lender by the Borrower.

Section 9.05.No Waiver; Cumulative Remedies.

No failure by Lender to exercise, and no delay by Lender in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Transaction Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges provided herein and in the other Transaction Documents are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.  Without limiting the generality of the foregoing, the making of a loan shall not be construed as a waiver of any Default or Event of Default, regardless of whether Lender may have had notice or knowledge of such Default or Event of Default at the time.

Section 9.06.Survival.

All representations and warranties made hereunder and in any other Transaction Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Lender, regardless of any investigation made by Lender or on its behalf and notwithstanding that Lender may have had notice or knowledge of any Default or Event of Default at any time, and shall continue in full force and effect as long as the Term Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

Section 9.07.Effect of Headings.

The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 9.08.Successors and Assigns.

(a)All covenants and agreements in this Agreement and the Borrower Documents by the Borrower shall bind its successors and assigns, whether so expressed or not, except that Borrower may not assign or otherwise transfer any of its rights or obligations hereunder or under any other Borrower Document without the prior written consent of Lender. All agreements of the Lender in this Agreement shall bind its successors and assigns; all assignments and participations by Lender shall be governed by clauses (b) through (d) below.

(b)Participations.  The Lender may at any time, without the consent of, or notice to, the Borrower, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates) (each, a “Participant”) in all or a portion of such Lender's rights and/or obligations under this Agreement (including all or a portion of the Term Loan owing to it); provided that (i) Lender's obligations under this Agreement shall remain unchanged, (ii) Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower shall continue to deal solely and directly with Lender in connection with Lender's rights and obligations under this Agreement.  Any Participant shall agree in writing to comply with all confidentiality obligations set forth in this Agreement as if such Participant was a Lender hereunder.

(i)Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement.  Subject to subsection (ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 7.01 and Section 7.04 (subject to the requirements and limitations therein, including the requirements under Section 7.01(e) (it being understood that any documentation required under Section 7.01(e) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.08(d).

(ii)Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 7.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent.  A Participant shall not be entitled to the benefits of Section 7.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 7.01 as though it were a Lender.

(iii)If Lender sells a participation to any Person, Lender shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Term Loan (the “Participant Register”); provided that Lender shall not have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in the Term Loan) to any Person except to the extent that such disclosure is necessary to establish that the Term Loan is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(c)Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release Lender from any of its obligations hereunder or substitute any such pledgee or assignee for Lender as a party hereto.

(d)Assignment.Lender may, at any time, assign all of its rights and obligations under this Agreement to an Eligible Assignee (including the Term Loans at the time owing to it), or any portion thereof; provided, however, that, so long as no Default or Event of Default has occurred and is continuing, such assignment shall be subject to the Borrower’s prior consent (such consent not to be unreasonably withheld or delayed and shall be deemed given if the Borrower has not responded to a request for such consent within ten (10) Business Days).  To the extent any such assignment is a partial assignment of the Term Loans owing to Lender, the parties hereto agree to enter into any amendments necessary to modify this Agreement to provide for multiple lenders.

(e)Maintenance of Register. The Term Loan is issued in registered form as to both principal and stated interest.  The Lender will maintain a register (the “Register”) for the recordation of the name and address of each holder of the Term Loan (each, a “Registered Holder”).  The Lender will be the initial Registered Holder.  All amounts payable under the Term Loan will be paid only to the Registered Holder.  If a Registered Holder shall transfer and assign any interest in the Term Loan in any manner, Wells Fargo Bank, National Association, in its capacity as Lender, will note the transfer and assignment appropriately on the Register, which shall identify such transferee and assignee as the new Registered Holder of such interest.  This Section 9.08(e) shall be construed so that the Term Loan is at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any corresponding provisions of succeeding law.

Section 9.09.Severability.

In case any provision in this Agreement or in any Transaction Document be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 9.10.Third Party Beneficiaries.

Nothing in this Agreement or in Borrower Documents, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder, and any other party secured hereunder, and any other Person with an ownership interest in any part of the Collateral, any benefit or any legal or equitable right, remedy or claim under this Agreement.

Section 9.11.Legal Holidays.

In any case where the date on which any payment is due shall not be a Business Day, then (notwithstanding any other provision of this Agreement) payment need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the date on which nominally due, and no interest shall accrue for the period from and after any such nominal date.

Section 9.12.GOVERNING LAW.

(a)THIS AGREEMENT AND EACH OTHER BORROWER DOCUMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

(b)EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. Each party hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this subsection 11.12(b).

Section 9.13.Counterparts.

This Agreement may be executed in any number of counterparts (including by facsimile), each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

Section 9.14.Borrower Obligation.

No recourse may be taken, directly or indirectly, with respect to the obligations of the Borrower or the Lender under this Agreement or any certificate or other writing delivered in connection herewith or therewith, against (i) the Lender in its individual capacity, (ii) any owner of a beneficial interest in the Borrower or (iii) any partner, owner, beneficiary, agent, officer, director, employee or agent of the Lender in its individual capacity, any holder of a beneficial interest in the Borrower or the Lender or of any successor or assign of the Lender in its individual capacity, except as any such Person may have expressly agreed (it being understood that the Lender has no such obligations in their individual capacity) and except that any such partner, owner or beneficiary shall be fully liable, to the extent provided by applicable law, for any unpaid consideration for stock, unpaid capital contribution or failure to pay any installment or call owing to such entity. For all purposes of this Agreement, the performance of any duties or obligations of the Borrower hereunder shall be subject to, and entitled to the benefits of, the terms and provisions of the Limited Liability Company Agreement.

Section 9.15.No Petition.

No recourse shall be had against any officer, administrator, member, director, employee, security holder or incorporator of the Borrower or their respective successors or assigns for the payment of any amounts payable under this Agreement or any other Transaction Document. It is understood that the foregoing provisions of this Section 9.15 shall not (i) prevent recourse to the Collateral for the sums due or to become due under any security, instrument or agreement which is part of the Collateral or constitute a waiver, release or discharge of any indebtedness or obligation evidenced or secured by this Agreement or payable under any other Transaction Document until such Collateral has been realized and distributed, whereupon any such outstanding indebtedness or obligation shall be extinguished.

Section 9.16.Inspection; Confidentiality.

The Borrower agrees that, on reasonable prior notice, it will permit any representative of the Lender, during the Borrower’s normal business hours, and in a manner that does not unreasonably interfere with the Borrower’s normal operations, to examine all the books of account, records, reports and other papers of the Borrower, to make copies and extracts therefrom, to cause such books to be audited by Independent certified public accountants, and to discuss the Borrower’s affairs, finances and accounts with the Borrower’s officers, employees, and Independent certified public accountants, all at such reasonable times, in such reasonable manner, and as often as may be reasonably requested. The Lender shall and shall cause its representatives, its legal counsel and its auditors to hold in confidence all such information except to the extent disclosure may be required by law (and all reasonable applications for confidential treatment are unavailing) and except to the extent that the Lender may reasonably determine that such disclosure is consistent with its obligations hereunder and under applicable law. Notwithstanding anything to the contrary contained herein, all parties to which this Agreement relates may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to such parties relating to such tax treatment and tax structure. For purposes of this paragraph, the terms “tax treatment” and “tax structure” have the meaning given to such terms under Treasury Regulation section 1.6011-4(c).

Section 9.17.No Advisory of Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby, the Borrower acknowledges and agrees that:  (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Transaction Document) are an arm’s-length commercial transaction between the Borrower, on the one hand, and the Lender, on the other hand, and Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Transaction Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Lender is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person; (iii) the Lender has not assumed nor will it assume an advisory, agency or fiduciary responsibility in favor of the Borrower or its Affiliates with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Transaction Document (irrespective of whether Lender has advised or is currently advising Borrower or any of its Affiliates on other matters) and Lender does not have any obligation to Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Transaction Documents; (iv) Lender and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Borrower and its Affiliates, and Lender does not have any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Lender has not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Transaction Document) and Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate.  Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against Lender with respect to any breach or alleged breach of agency or fiduciary duty.

Section 9.18.US Patriot Act Notice.

Lender hereby notifies the Borrower that pursuant to the requirements of the US Patriot Act, it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender to identify Borrower in accordance with the US Patriot Act.  In addition, Lender shall have the right to periodically conduct due diligence (including, without limitation, in respect of information and documentation as may reasonably be requested by the Lender from time to time for purposes of compliance by the Lender with applicable laws (including, without limitation, the US Patriot Act and other “know your customer” and Anti-Money Laundering Laws), and any policy or procedure implemented by the Lender to comply therewith) on Borrower, its senior management and key principals and legal and beneficial owners.  Borrower agrees to cooperate in respect of the conduct of such due diligence and further agrees that the reasonable costs and charges for any such due diligence by Lender shall constitute Credit Party Expenses hereunder and be for the account of Borrower.

Section 9.19.Foreign Asset Control Regulations.

Neither of the advance of the Term Loan nor the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the US Patriot Act.  Furthermore, none of the Borrower or its Affiliates (a) is or will become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person” or in any manner violative of any such order.

Section 9.20.Time of the Essence.

Time is of the essence of the Transaction Documents.

Section 9.21.Additional Waivers.

(a)To the fullest extent permitted by applicable law, the obligations of Borrower shall not be affected by (i) the failure of Lender to assert any claim or demand or to enforce or exercise any right or remedy against Borrower under the provisions of this Agreement, any other Transaction Document or otherwise, (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, this Agreement or any other Transaction Document, or (iii) the failure to perfect any security interest in, or the release of, any of the Collateral or other security held by or on behalf of the Lender.

(b)The obligations of Borrower shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the payment in full in cash of the Obligations), including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of Borrower hereunder shall not be discharged or impaired or otherwise affected by the failure of the Lender to assert any claim or demand or to enforce any remedy under this Agreement, any other Transaction Document or any other agreement, by any waiver or modification of any provision of any thereof, any default, failure or delay, willful or otherwise, in the performance of any of the Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of Borrower or that would otherwise operate as a discharge of any Borrower as a matter of law or equity (other than the payment in full in cash of all the Obligations).

The Lender may, at its election, foreclose on any security held by one or more judicial or non-judicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with Borrower, or exercise any other right or remedy available to it against Borrower, without affecting or impairing in any way the liability of Borrower hereunder except to the extent that all the Obligations have been paid in full in cash.  Borrower waives any defense arising out of any such election.

Section 9.22.Press Release.

(a)Borrower agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure using the name of the Lender or its Affiliates or referring to this Agreement or the other Borrower Documents without at least two (2) Business Days’ prior notice to, and consultation with, the Lender unless (and only to the extent that) Borrower or Affiliate is required to do so under applicable law; provided that prior written consent of, or consultation with, the Lender shall not be required in connection with filings with the U.S. Securities and Exchange Commission by the Borrower or any of its Affiliates.

(b)Lender agrees that neither it nor its representatives shall publish any advertising material, including any “tombstone,” press release or comparable advertising, on its website or in other marketing materials of Lender, relating to the financing transactions contemplated by this Agreement using Borrower’s name, product photographs, logo, trademark or other insignia without at least two (2) Business Days’ prior notice to, and consultation with, the Borrower. The Lender shall provide a draft reasonably in advance (not to be less than two (2) Business Days’ prior to the publication thereof) of any advertising material, “tomb stone” or press release to the Borrower for review and comment prior to the publication thereof.  Notwithstanding the foregoing, the Lender reserves the right to provide to industry trade organizations and loan syndication and pricing reporting services information necessary and customary for inclusion in league table measurements.

IN WITNESS WHEREOF, the Borrower and the Lender have caused their names to be signed hereto by their respective officers thereunto duly authorized, all as of the day and year first above written.

OMX TIMBER FINANCE INVESTMENTS I,

LLC, a Delaware limited liability company

By:

Name:

Title:

IN WITNESS WHEREOF, the Borrower and the Lender have caused their names to be signed hereto by their respective officers thereunto duly authorized, all as of the day and year first above written.

WELLS FARGO BANK, NATIONAL ASSOCIATION, As Lender

By:

Name:

Title: